RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-208507

Pricing Supplement Dated May 24, 2018 To the Product Prospectus Supplement No. TP-1, the Prospectus Supplement and the Prospectus, Each Dated January 8, 2016	$660,000 Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Exchange Traded Funds, Due May 27, 2021 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Contingent Coupon Barrier Notes (the “Notes”) linked to the lesser performing of the shares of two exchange traded funds (each, a “Reference Stock” and collectively, the “Reference Stocks”). The Notes offered are senior unsecured obligations of Royal Bank of Canada, will pay a quarterly Contingent Coupon at the rate and under the circumstances specified below, and will have the terms described in the documents described above, as supplemented or modified by this pricing supplement.
Reference Stocks	Initial Stock Prices	Coupon Barriers and Trigger Prices
iShares® MSCI Emerging Markets ETF (“EEM”)	$46.24	$30.06, which is 65.00% of its Initial Stock Price*
Energy Select Sector SPDR® Fund (“XLE”)	$76.57	$49.77, which is 65.00% of its Initial Stock Price*
* Rounded to two decimal places.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-5 of the product prospectus supplement dated January 8, 2016, on page S-1 of the prospectus supplement dated January 8, 2016, and “Selected Risk Considerations” beginning on page P-8 of this pricing supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Trade Date:	May 24, 2018	Principal Amount:	$1,000 per Note
Issue Date:	May 30, 2018	Maturity Date:	May 27, 2021
Observation Dates:	Quarterly, as set forth below.	Coupon Payment Dates:	Quarterly, as set forth below
Valuation Date:	May 24, 2021	Contingent Coupon Rate:	7.45% per annum
Contingent Coupon:
If the closing price of each Reference Stock is greater than or equal to its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to the corresponding Observation Date. You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Stock Price of the Lesser Performing Reference Stock:
For each $1,000 in principal amount, $1,000 plus the Contingent Coupon at maturity, unless the Final Stock Price of the Lesser Performing Reference Stock is less than its Trigger Price.
If the Final Stock Price of the Lesser Performing Reference Stock is less than its Trigger Price, then the investor will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
 $1,000 + ($1,000 x Reference Stock Return of the Lesser Performing Reference Stock)
Investors in the Notes could lose some or all of their principal amount if the Final Stock Price of the Lesser Performing Reference Stock is below its Trigger Price.

Lesser Performing Reference Stock:	The Reference Stock with the lowest Reference Stock Return.
Call Feature:
If the closing price of each Reference Stock is greater than or equal to its Initial Stock Price starting on November 26, 2018 and on any Observation Date thereafter, the Notes will be automatically called for 100% of their principal amount, plus the Contingent Coupon applicable to the corresponding Observation Date.

Call Settlement Dates:	The Coupon Payment Date corresponding to that Observation Date.
Final Stock Price:	For each Reference Stock, its closing price on the Valuation Date.
CUSIP:	78013XQA9
		Per Note	Total
	Price to public(1)	100.00%	$660,000.00
	Underwriting discounts and commissions(1)	2.00%	$13,200.00
	Proceeds to Royal Bank of Canada	98.00%	$646,800.00
(1)Certain dealers who purchased the Notes for sale to certain fee-based advisory accounts may have foregone some or all of their underwriting discount or selling concessions.  The public offering price for investors purchasing the Notes in these accounts was between $980.00 and $1,000 per $1,000 in principal amount.
The initial estimated value of the Notes as of the date of this pricing supplement is $961.35 per $1,000 in principal amount, which is less than the price to public.  The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.
RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $20.00 per $1,000 in principal amount of the Notes and used a portion of that commission to allow selling concessions to other dealers of up to $20.00 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Exchange Traded Funds Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:
This pricing supplement relates to an offering of Auto-Callable Contingent Coupon Barrier Notes (the “Notes”) linked to the lesser performing of the shares of two exchange traded funds (the “Reference Stocks”).

Issuer:	Royal Bank of Canada (“Royal Bank”)
Issue:	Senior Global Medium-Term Notes, Series G
Trade Date:	May 24, 2018
Issue Date:	May 30, 2018
Term:	Approximately three (3) years
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Designated Currency:	U.S. Dollars
Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:
•    If the closing price of each Reference Stock is greater than or equal to its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date.
•    If the closing price of either of the Reference Stocks is less than its Coupon Barrier on the applicable Observation Date, we will not pay you the Contingent Coupon applicable to that Observation Date.
You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.

Contingent Coupon Rate:	7.45% per annum (or 1.8625% per quarter).
Observation Dates:
Quarterly, on August 24, 2018, November 26, 2018, February 25, 2019, May 24, 2019, August 26, 2019, November 25, 2019, February 24, 2020, May 26, 2020, August 24, 2020, November 24, 2020, February 24, 2021 and the Valuation Date.

Coupon Payment Dates:
The Contingent Coupon, if applicable, will be paid on August 29, 2018, November 29, 2018, February 28, 2019, May 30, 2019, August 29, 2019, November 29, 2019, February 27, 2020, May 29, 2020, August 27, 2020, November 30, 2020, March 1, 2021 and the Maturity Date.

Record Dates:
The record date for each Coupon Payment Date will be the date one business day prior to that scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon a call will be payable to the person to whom the payment at maturity or upon the call, as the case may be, will be payable.

Call Feature:
If, starting on November 26, 2018 and on any Observation Date thereafter, the closing price of each Reference Stock is greater than or equal to its Initial Stock Price, then the Notes will be automatically called.

Payment if Called:
If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date.

Call Settlement Dates:	If the Notes are called on any Observation Date starting on November 26, 2018 or thereafter, the Call Settlement Date will be the Coupon Payment Date corresponding to that Observation Date.
Valuation Date:	May 24, 2021
P-2	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Exchange Traded Funds Royal Bank of Canada
Maturity Date:	May 27, 2021
Initial Stock Price:	For each Reference Stock, its closing price on the Trade Date, as specified on the cover page of this pricing supplement.
Final Stock Price:	For each Reference Stock, its closing price on the Valuation Date.
Trigger Price and Coupon Barrier:	For each Reference Stock, 65.00% of its Initial Stock Price, as specified on the cover page of this pricing supplement.
Payment at Maturity (if not previously called and held to maturity):
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Stock Price of the Lesser Performing Reference Stock:
•       If the Final Stock Price of the Lesser Performing Reference Stock is greater than or equal to its Trigger Price, we will pay you a cash payment equal to the principal amount plus the Contingent Coupon otherwise due on the Maturity Date.
•       If the Final Stock Price of the Lesser Performing Reference Stock is below its Trigger Price, you will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
  $1,000 + ($1,000 x Reference Stock Return of the Lesser Performing Reference Stock)
The amount of cash that you receive will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Lesser Performing Reference Stock from the Trade Date to the Valuation Date. Investors in the Notes will lose some or all of their principal amount if the Final Stock Price of the Lesser Performing Reference Stock is less than its Trigger Price.

Stock Settlement:	Not applicable. Payments on the Notes will be made solely in cash.
Reference Stock Return:	With respect to each Reference Stock: Final Stock Price – Initial Stock Price Initial Stock Price
Lesser Performing Reference Stock:	The Reference Stock with the lowest Reference Stock Return.
Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to either of the Reference Stocks will result in the postponement of an Observation Date or the Valuation Date as to that Reference Stock, as described in the product prospectus supplement, but not to any non-affected Reference Stock.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the Reference Stocks for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 8, 2016 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 8, 2016).

P-3	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Exchange Traded Funds Royal Bank of Canada
Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and pages P-2 and P-3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated January 8, 2016, as modified by this pricing supplement. In addition to those terms, the following two sentences are also so incorporated into the master note: RBC confirms that it fully understands and is able to calculate the effective annual rate of interest applicable to the Notes based on the methodology for calculating per annum rates provided for in the Notes. RBC irrevocably agrees not to plead or assert Section 4 of the Interest Act (Canada), whether by way of defense or otherwise, in any proceeding relating to the Notes.

P-4	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Exchange Traded Funds Royal Bank of Canada
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016 and the product prospectus supplement dated January 8, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 8, 2016 and in the product prospectus supplement dated January 8, 2016, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
Prospectus Supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
Product Prospectus Supplement dated January 8, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116047446/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
P-5	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Exchange Traded Funds Royal Bank of Canada
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table illustrates the Payment at Maturity of the Notes (including the final Contingent Coupon, if payable) for a hypothetical range of performance for the Lesser Performing Reference Stock, assuming the following terms and that the Notes are not automatically called prior to maturity:
Hypothetical Initial Stock Price (for each Reference Stock):	$100.00*
Hypothetical Trigger Price and Coupon Barrier (for each Reference Stock):	$65.00, which is 65.00% of its hypothetical Initial Stock Price
Hypothetical Call Stock Price:	$100.00, which is 100% of its Initial Stock Price
Contingent Coupon Rate:	7.45% per annum (or 1.8625% per quarter)
Contingent Coupon Amount:	$18.625 per quarter
Observation Dates:	Quarterly
Principal Amount:	$1,000 per Note
* The hypothetical Initial Stock Price of $100 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Stock Price of any Reference Stock. The actual Initial Stock Price for each Reference Stock is set forth on the cover page of this pricing supplement. We make no representation or warranty as to which of the Reference Stocks will be the Lesser Performing Reference Stock. It is possible that the Final Stock Price of each Reference Stock will be less than its Initial Stock Price.
Hypothetical Final Stock Prices are shown in the first column on the left. The second column shows the Payment at Maturity for a range of Final Stock Prices on the Valuation Date. The third column shows the amount of cash to be paid on the Notes per $1,000 in principal amount. If the Notes are called prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Coupon Payment Date, for each $1,000 principal amount, $1,000 plus the Contingent Coupon otherwise due on the Notes.
Hypothetical Final Stock Price of the Lesser Performing Reference Stock	Payment at Maturity as Percentage of Principal Amount	Cash Payment Amount per $1,000 in Principal Amount
$180.00	101.8625%*	$1,018.625*
$170.00	101.8625%*	$1,018.625*
$160.00	101.8625%*	$1,018.625*
$150.00	101.8625%*	$1,018.625*
$140.00	101.8625%*	$1,018.625*
$125.00	101.8625%*	$1,018.625*
$120.00	101.8625%*	$1,018.625*
$110.00	101.8625%*	$1,018.625*
$100.00	101.8625%*	$1,018.625*
$90.00	101.8625%*	$1,018.625*
$80.00	101.8625%*	$1,018.625*
$70.00	101.8625%*	$1,018.625*
$65.00	101.8625%*	$1,018.625*
$60.00	60.00%	$600.00
$50.00	50.00%	$500.00
$40.00	40.00%	$400.00
$30.00	30.00%	$300.00
$20.00	20.00%	$200.00
$10.00	10.00%	$100.00
$0.00	0.00%	$0.00
*Including the final Contingent Coupon, if payable.
P-6	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Exchange Traded Funds Royal Bank of Canada
Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated, assuming the Notes have not been called.
Example 1: The price of the Lesser Performing Reference Stock increases by 40% from the Initial Stock Price of $100.00 to its Final Stock Price of $140.00. Because the Final Stock Price of the Lesser Performing Reference Stock is greater than its Trigger Price and Coupon Barrier, the investor receives at maturity, in addition to the final Contingent Coupon otherwise due on the Notes, a cash payment of $1,000 per Note, despite the 40% appreciation in the price of the Lesser Performing Reference Stock.
Example 2: The price of the Lesser Performing Reference Stock decreases by 10% from the Initial Stock Price of $100.00 to its Final Stock Price of $90.00. Because the Final Stock Price of the Lesser Performing Reference Stock is greater than its Trigger Price and Coupon Barrier, the investor receives at maturity, in addition to the final Contingent Coupon otherwise due on the Notes, a cash payment of $1,000 per Note, despite the 10% decline in the price of the Lesser Performing Reference Stock.
Example 3: The price of the Lesser Performing Reference Stock is $50.00 on the Valuation Date, which is less than its Trigger Price and Coupon Barrier of $65.00. Because the Final Stock Price of the Lesser Performing Reference Stock is less than its Trigger Price and Coupon Barrier, the final Contingent Coupon will not be payable on the Maturity Date, and we will pay only $500.00 for each $1,000 in the principal amount of the Notes, calculated as follows:
Principal Amount + (Principal Amount x Reference Stock Return of the Lesser Performing Reference Stock)
= $1,000 + ($1,000 x -50.00%) = $1,000 - $500.00 = $500.00
* * *
The Payments at Maturity shown above are entirely hypothetical; they are based on prices of the Reference Stocks that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the securities represented by any Reference Stock.
P-7	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Exchange Traded Funds Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stocks. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•
Principal at Risk — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the trading price of the Lesser Performing Reference Stock between the Trade Date and the Valuation Date. If the Notes are not automatically called and the Final Stock Price of the Lesser Performing Reference Stock on the Valuation Date is less than its Trigger Price, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing price of the Lesser Performing Reference Stock from the Trade Date to the Valuation Date. Any Contingent Coupons received on the Notes prior to the Maturity Date may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to an Automatic Call — If on any Observation Date beginning in November 2018, the closing price of each Reference Stock is greater than or equal to its Initial Stock Price, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on the applicable Call Settlement Date. You will not receive any Contingent Coupons after the Call Settlement Date. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
You May Not Receive Any Contingent Coupons — We will not necessarily make any coupon payments on the Notes. If the closing price of either of the Reference Stocks on an Observation Date is less than its Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Observation Date. If the closing price of either of the Reference Stocks is less than its Coupon Barrier on each of the Observation Dates and on the Valuation Date, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon on the Maturity Date, you will also incur a loss of principal, because the Final Stock Price of the Lesser Performing Reference Stock will be less than its Trigger Price.

•
The Notes Are Linked to the Lesser Performing Reference Stock, Even if the Other Reference Stock Performs Better — If either of the Reference Stocks has a Final Stock Price that is less than its Trigger Price, your return will be linked to the lesser performing of the two Reference Stocks. Even if the Final Stock Price of the other Reference Stock has increased compared to its Initial Stock Price, or has experienced a decrease that is less than that of the Lesser Performing Reference Stock, your return will only be determined by reference to the performance of the Lesser Performing Reference Stock, regardless of the performance of the other Reference Stock.

•
Your Payment on the Notes Will Be Determined by Reference to Each Reference Stock Individually, Not to a Basket, and the Payment at Maturity Will Be Based on the Performance of the Lesser Performing Reference Stock — The Payment at Maturity will be determined only by reference to the performance of the Lesser Performing Reference Stock, regardless of the performance of the other Reference Stock. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket component, as scaled by the weighting of that basket component. However, in the case of the Notes, the individual performance of each of the Reference Stocks would not be combined, and the depreciation of one Reference Stock would not be mitigated by any appreciation of the other Reference Stock. Instead, your return will depend solely on the Final Stock Price of the Lesser Performing Reference Stock.

•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Stocks. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Notes are called due to the Call Feature,

P-8	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Exchange Traded Funds Royal Bank of Canada
you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as November 2018, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the full downside performance of the Lesser Performing Reference Stock even though your potential return is limited to the Contingent Coupon Rate. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Stocks.
•
Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of any Contingent Coupons, if payable, and the amount due on any relevant payment date is dependent upon our ability to repay its obligations on the applicable payment dates. This will be the case even if the prices of the Reference Stocks increase after the Trade Date. No assurance can be given as to what our financial condition will be during the term of the Notes.

•
There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of ours may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices of the Reference Stocks, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
P-9	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Exchange Traded Funds Royal Bank of Canada
•
Market Disruption Events and Adjustments — The payment at maturity, each Observation Date and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

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Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the securities included in or represented by the Reference Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the share price or prices, as applicable, of the Reference Stocks, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the securities included in or represented by the Reference Stocks, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stocks or securities included in or represented by the Reference Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the share price or prices, as applicable, of the Reference Stocks, and, therefore, the market value of the Notes.

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Owning the Notes Is Not the Same as Owning the Securities Represented by the Reference Stocks — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the Reference Stocks or the securities represented by the Reference Stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on these securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of these securities may have. Furthermore, the Reference Stocks may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

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You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Stocks — In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Reference Stocks or the equity securities that they represent, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Stock may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Stocks from multiple sources, and you should not rely solely on views expressed by our affiliates.

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Each Reference Stock and its Underlying Index Are Different — The performance of each Reference Stock may not exactly replicate the performance of its underlying index, because each Reference Stock will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of the each Reference Stock may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such Reference Stock or due to other circumstances. Each Reference Stock may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its underlying index and in managing cash flows.

During periods of market volatility, securities underlying each Reference Stock may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of a Reference Stock and the liquidity of a Reference Stock may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Reference Stock. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Reference Stock. As a result, under these circumstances, the market value of shares of such Reference Stock may vary substantially from the net asset value per share of such Reference Stock. For all of the foregoing reasons, the
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performance of each Reference Stock may not correlate with the performance of its underlying index as well as the net asset value per share of such Reference Stock, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payment at maturity.
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Management Risk — The Reference Stocks are not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, each Reference Stock, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicate its underlying index. Therefore, unless a specific security is removed from its underlying index, the Reference Stock generally would not sell a security because the security’s issuer was in financial trouble. In addition, each Reference Stock is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

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The Policies of the Reference Stocks’ Investment Adviser Could Affect the Amount Payable on the Notes and Their Market Value — The policies of the Reference Stocks’ investment adviser concerning the management of the Reference Stocks, additions, deletions or substitutions of the securities held by the Reference Stocks could affect the market price of shares of the Reference Stocks and, therefore, the amount payable on the Notes on the maturity date and the market value of the Notes before that date. The amount payable on the Notes and their market value could also be affected if the Reference Stocks’ investment adviser changes these policies, for example, by changing the manner in which it manages the Reference Stocks, or if the Reference Stocks’ investment adviser discontinues or suspends maintenance of the Reference Stocks, in which case it may become difficult to determine the market value of the Notes. The Reference Stocks’ investment advisers have no connection to the offering of the Notes and have no obligations to you as an investor in the Notes in making its decisions regarding the Reference Stocks.

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Changes that Affect Each Underlying Index Will Affect the Market Value of the Notes and the Payments on the Notes — The policies of the applicable index sponsor for each underlying index, concerning the calculation of each underlying index, additions, deletions or substitutions of the components of each underlying index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in each underlying index and, therefore, could affect the share price of the Reference Stocks, the amounts payable on the Notes, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if the relevant sponsors change these policies, for example, by changing the manner in which it calculates the applicable index, or if such sponsor discontinues or suspends the calculation or publication of an index.

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An Investment in Notes Linked to the EEM is Subject to Risks Associated with Foreign Securities Markets — The MSCI Emerging Markets Index tracks the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets held by the EEM may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
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Emerging Markets Risk — Investments in securities linked directly or indirectly to emerging market equity securities, such as the EEM, involve many risks, including, but not limited to: economic, social, political, financial and military

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conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government intervention to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Notes are highly susceptible, before making a decision to invest in the Notes.
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Notes Linked to the EEM Are Subject to Foreign Currency Exchange Rate Risk — The share price of the EEM will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the EEM are traded. Accordingly, investors in notes linked to the EEM will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by the EEM are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If, the dollar strengthens against these currencies, the net asset value of the EEM will be adversely affected and the price of the EEM may decrease.

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A Limited Number of Index Components May Affect the Level of the XLE and the XLE Is Not Necessarily Representative of the Energy Sector — As of March 31, 2018, the top three index components constituted 47.41% of the total weight of the XLE. Any reduction in the market price of those securities is likely to have a substantial adverse impact on the price of the XLE and the value of the Notes.

While the securities included in the XLE are common stocks of companies generally considered to be involved in various segments of the energy sector, the securities included in the XLE may not follow the price movements of the entire energy sector generally. If the securities included in the Energy Select Sector Index decline in value, the XLE will decline in value even if security prices in the energy sector generally increase in value.
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The Stocks of Companies in the Energy Sector Are Subject to Swift Price Fluctuations —The issuers of the stocks held by the XLE develop and produce, among other things, crude oil and natural gas, and provide, among other things, drilling services and other services related to energy resources production and distribution. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. The stock prices of oil service companies could be subject to wide fluctuations in response to a variety of factors, including the ability of the OPEC to set and maintain production levels and pricing, the level of production in non-OPEC countries, the demand for oil and gas, which is negatively impacted by economic downturns, the policies of various governments regarding exploration and development of oil and gas reserves, advances in exploration and development technology and the political environment of oil-producing regions. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the value of the stocks held by the XLE and, therefore, the price of the XLE and the value of the Notes.

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Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Exchange Traded Funds Royal Bank of Canada
INFORMATION REGARDING THE REFERENCE STOCKS
Information provided to or filed with the SEC by the Reference Stocks under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not participated in the preparation of, or verified, such publicly available information. None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this document.
The following information regarding the Reference Stocks is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Reference Stocks with the SEC, information published by them on their websites or in any other format, information about them obtained from any other source or the information provided below.
The Notes are not sponsored, endorsed, sold or promoted by the investment adviser. The investment adviser makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. The investment adviser has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.
We obtained the information regarding the historical performance of each Reference Stock set forth below from Bloomberg Financial Markets.
iShares® MSCI Emerging Markets ETF (“EEM”)
The shares of the EEM are issued by iShares, Inc. (“iShares®”), a registered investment company, which consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. BlackRock Fund Advisors (the “Advisor”) serves as the investment advisor to the EEM. The EEM typically earns income dividends from securities included in the MSCI Emerging Markets Index. These amounts, net of expenses and taxes (if applicable), are passed along to the EEM’s shareholders as “ordinary income.” In addition, the EEM realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of the EEM, you will not be entitled to receive income, dividend, or capital gain distributions from the EEM or any equivalent payments.
Information provided to or filed with the SEC by iShares® under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s website by reference to SEC file numbers 033-97598 and 811-09102, respectively. We have not independently verified the accuracy or completeness of the information or reports prepared by iShares®.
The selection of the EEM is not a recommendation to buy or sell the shares of the EEM. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the EEM.
“iShares®” and BlackRock® are registered trademarks of BlackRock, Inc. (“BlackRock®”). BlackRock® has licensed certain trademarks and trade names of BlackRock® for our use. The Notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by iShares®. Neither BlackRock® nor iShares® make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BlackRock® nor iShares® shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the iShares® funds.
The EEM trades on the NYSE Arca under the ticker symbol “EEM.” The Advisor employs a technique known as representative sampling to track the EEM index. The EEM generally invests at least 90% of its assets in the securities of the EEM index and in American Depositary Receipts or Global Depositary Receipts based on the securities of the EEM index. The EEM may invest the remainder of its assets in securities not included in the underlying index, but which the Advisor believes will help the EEM track the underlying index, or in futures contracts, options on futures contracts, other types of options and swaps related to the underlying index, as well as cash and cash equivalents, including shares of money market funds affiliated with the Advisor or its affiliates. The Advisor will waive portfolio management fees in an amount equal to the portfolio management fees of such other iShares funds for any portion of the EEM’s assets invested in shares of such other funds.
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Investment Objective and Strategy
The EEM seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the underlying index. The EEM’s investment objective and the underlying index may be changed at any time without shareholder approval.
The return on the Notes is linked to the performance of the EEM, and not to the performance of the underlying index on which the EEM is based. Although the EEM seeks results that correspond generally to the performance of the underlying index, the EEM follows a strategy of “representative sampling,” which means the EEM’s holdings do not identically correspond to the holdings and weightings of the underlying index, and may significantly diverge from the underlying index. Although the EEM generally invests at least 90% of its assets in some of the same securities as those contained in the underlying index and in depositary receipts representing the same securities as those contained in the underlying index, it does not hold all of the securities underlying the underlying index and may invest the remainder in securities that are not contained in the underlying index, or in other types of investments. Currently, the EEM holds substantially fewer securities than the underlying index. Additionally, when the EEM purchases securities not held by the underlying index, the EEM may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the underlying index components are not exposed. Therefore, the EEM will not directly track the performance of the underlying index and there may be significant variation between the performance of the EEM and the underlying index on which it is based.
Representative Sampling
The Advisor uses a representative sampling strategy to track the underlying index. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the underlying index. Funds may or may not hold all of the securities that are included in the underlying index.
Correlation
The underlying index is a theoretical financial calculation, while the EEM is an actual investment portfolio. The performance of the EEM and the index will vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the EEM’s portfolio and the index resulting from legal restrictions (such as diversification requirements that apply to the EEM but not to the index) or representative sampling. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The EEM, using representative sampling, can be expected to have a greater tracking error than a reference asset using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.
Share Prices
The approximate value of one share of the EEM is disseminated every fifteen seconds throughout the trading day by the national securities exchange on which the EEM is listed or by other information providers or market data vendors. This approximate value should not be viewed as a “real-time” update of the net asset value, because the approximate value may not be calculated in the same manner as the net asset value, which is computed once a day. The approximate value generally is determined by using current market quotations and/or price quotations obtained from broker-dealers that may trade in the portfolio securities held by the EEM. The EEM is not involved in, or responsible for, the calculation or dissemination of the approximate value and makes no warranty as to its accuracy.
The MSCI Emerging Markets Index
The information below is included only to give insight to the underlying index, the performance of which the EEM attempts to reflect. The Notes are linked to the performance of the EEM and not to the underlying index. We have derived all information contained in this document regarding the underlying index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The underlying index is a stock index calculated, published and disseminated daily by MSCI, Inc. (“MSCI”), a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the underlying index
The underlying index is intended to measure equity market performance in the global emerging markets. The underlying index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The underlying index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The
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underlying index currently consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Greece, Egypt, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. According to MSCI, beginning in June 2018, MSCI will include Chinese A Shares in the underlying index. The underlying index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.
General – MSCI Indices
MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.
MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.
Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:
•	defining the equity universe;
•	determining the market investable equity universe for each market;
•	determining market capitalization size segments for each market;
•	applying index continuity rules for the MSCI Standard Index;
•	creating style segments within each size segment within each market; and
•	classifying securities under the Global Industry Classification Standard (the “GICS”).
Defining the Equity Universe. The equity universe is defined by:
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Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, including Real Estate Investment Trusts, are eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.
Effective with the November 2015 semi-annual index review, companies traded outside of their country of classification (i.e., “foreign listed companies”) became eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for a MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index.
Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.
The investability screens used to determine the investable equity universe in each market are as follows:
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Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

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Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

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DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

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Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

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Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

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Minimum Foreign Room Requirement: this investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:
•	Investable Market Index (Large + Mid + Small);
•	Standard Index (Large + Mid);
•	Large Cap Index;
•	Mid Cap Index; or
•	Small Cap Index.
Creating the size segment indices in each market involves the following steps:
•	defining the market coverage target range for each size segment;
•	determining the global minimum size range for each size segment;
•	determining the market size segment cutoffs and associated segment number of companies;
•	assigning companies to the size segments; and
•	applying final size−segment investability requirements.
Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.
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Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.
Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P Dow Jones Indexes, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.
Index Maintenance
The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability and low index turnover. In particular, index maintenance involves:
(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:
•	updating the indices on the basis of a fully refreshed equity universe;
•	taking buffer rules into consideration for migration of securities across size and style segments; and
•	updating FIFs and Number of Shares (“NOS”).
(ii)    Quarterly Index Reviews in February and August of the Size Segment Indices aimed at:
•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;
•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
•	reflecting the impact of significant market events on FIFs and updating NOS.
(iii)                  Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.
None of us, RBCCM or any of our other affiliates accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the index or any successor to the index.
Energy Select Sector SPDR® Fund (the “XLE”)
The XLE seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Energy Select Sector Index. The Energy Select Sector Index measures the performance of the energy sector of the U.S. equity market. The XLE is composed of companies whose primary line of business is directly associated with the energy sector. The XLE trades on the NYSE Arca under the ticker symbol “XLE.”
The Energy Select Sector Index
The XLE is a modified market capitalization-based index.  The index is intended to track the movements of companies that are components of the S&P 500® Index and are involved in the development or production of energy products.  The index includes companies from the oil, gas and consumable fuels industry, as well as the energy equipment and services industry.
The XLE is one of the Select Sector Indices.  The Select Sector Indices are sub-indices of the S&P 500® Index.  Each stock in the S&P 500® Index is allocated to at least one Select Sector Index, and the combined companies of the ten Select Sector Indices represent all of the companies in the S&P 500® Index.  The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index.  The ten Select Sector Indices seek to represent the eleven S&P 500® Index sectors.
Each Select Sector Index was developed and is maintained in accordance with the following criteria:
•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.
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The ten Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to at least one of the Select Sector Indices.

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Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Exchange Traded Funds Royal Bank of Canada
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The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent assigns a company’s stock to a particular Select Sector Index based on S&P Dow Jones Indices’ sector classification methodology as set forth in its Global Industry Classification Standard.

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Each Select Sector Index is calculated by S&P Dow Jones Indices using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index.

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For reweighting purposes, each Select Sector Index is rebalanced quarterly after the close of business on the second to last calculation day of March, June, September and December using the following procedures:  (1) The rebalancing reference date is two business days prior to the last calculation day of each quarter; (2) With prices reflected on the rebalancing reference date, and membership, shares outstanding, additional weight factor (capping factor) and investable weight factors (as described in the section “Computation of the S&P 500 Index®” below) as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as defined below.

(i) The indices are first evaluated to ensure none of the indices breach the maximum allowable limits defined in rules (ii) and (v) below.  If any of the allowable limits are breached, the component stocks are reweighted based on their float-adjusted market capitalization weights.
(ii) If any component stock has a weight greater than 24%, that component stock has its float-adjusted market capitalization weight capped at 23%. The 23% weight cap creates a 2% buffer to ensure that no component stock exceeds 25% as of the quarter-end diversification requirement date.
(iii) All excess weight is equally redistributed to all uncapped component stocks within the relevant Select Sector Index.
(iv) After this redistribution, if the float-adjusted market capitalization weight of any other component stock(s) then breaches 23%, the process is repeated iteratively until no component stock s breaches the 23% weight cap.
(v) The sum of the component stocks with weight greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.
(vi) If the rule in step (v) is breached, all the component stocks are ranked in descending order of their float-adjusted market capitalization weights and the first component stock that causes the 50% limit to be breached has its weight reduced to 4.6%.
(vii) This excess weight is equally redistributed to all component stocks with weights below 4.6%. This process is repeated iteratively until step (v) is satisfied.
(viii) Index share amounts are assigned to each component stock to arrive at the weights calculated above.  Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each component stock at the rebalancing differs somewhat from these weights due to market movements.
(ix) If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure conformity with all diversification requirements.
Each Select Sector Index is calculated using the same methodology utilized by S&P Dow Jones Indices in calculating the S&P 500® Index, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.
The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business, and should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies S&P Dow Jones Indices that a Component Stock’s Select Sector Index assignment should be changed, S&P Dow Jones Indices will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.
Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P Dow Jones Indices for additions and deletions from the S&P 500® Index insofar as practicable.
P-18	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Exchange Traded Funds Royal Bank of Canada
The S&P 500® Index
The S&P 500® Index (the “SPX”) is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
S&P calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. Effective with the September 2015 rebalance, consolidated share class lines will no longer be included in the SPX. Each share class line will be subject to public float and liquidity criteria individually, but the company’s total market capitalization will be used to evaluate each share class line. This may result in one listed share class line of a company being included in the SPX while a second listed share class line of the same company is excluded.
Computation of the SPX
While S&P currently employs the following methodology to calculate the SPX, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Payment at Maturity.
Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.
Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.
The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the
P-19	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Exchange Traded Funds Royal Bank of Canada
calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.
To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX’s closing level.
Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.

HISTORICAL INFORMATION
The graphs below set forth the information relating to the historical performance of the Reference Stocks. In addition, below the graphs are tables setting forth the intra-day high, intra-day low and period-end closing prices of the Reference Stocks. The information provided in these tables is for the period from January 1, 2008 through May 24, 2018.
We obtained the information regarding the historical performance of the Reference Stocks in the graphs and tables below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of any Reference Stock should not be taken as an indication of its future performance, and no assurance can be given as to the prices of the Reference Stocks at any time. We cannot give you assurance that the performance of the Reference Stocks will not result in the loss of all or part of your investment.
P-20	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Exchange Traded Funds Royal Bank of Canada
Historical Information for iShares® MSCI Emerging Markets ETF (“EEM”)

Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the period from January 1, 2008 through May 24, 2018.

Period-Start Date	Period-End Date	High Intra-Day Share Price of the Reference Stock (in $)	Low Intra-Day Share Price of the Reference Stock (in $)	Period-End Closing Share Price of the Reference Stock (in $)
1/1/2008	3/31/2008	50.75	40.68	44.79
4/1/2008	6/30/2008	52.48	44.43	45.19
7/1/2008	9/30/2008	44.76	30.88	34.53
10/1/2008	12/30/2008	34.29	18.22	24.69
1/1/2009	3/31/2009	27.28	19.87	24.81
4/1/2009	6/30/2009	34.88	24.72	32.23
7/1/2009	9/30/2009	39.51	30.25	38.91
10/1/2009	12/30/2009	42.52	37.30	41.36
1/1/2010	3/31/2010	43.47	35.01	42.12
4/1/2010	6/30/2010	44.02	35.21	37.32
7/1/2010	9/30/2010	44.99	36.76	44.77
10/1/2010	12/30/2010	48.62	44.51	47.31
1/1/2011	3/31/2011	48.75	44.25	48.69
4/1/2011	6/30/2011	50.43	44.77	47.60
7/1/2011	9/30/2011	48.63	34.71	35.07
10/1/2011	12/30/2011	43.21	33.43	37.94
1/1/2012	3/30/2012	44.91	38.21	42.94
4/1/2012	6/29/2012	43.75	36.58	39.19
7/1/2012	9/28/2012	42.83	37.15	41.32
10/1/2012	12/31/2012	44.42	39.93	44.35
1/1/2013	3/28/2013	45.28	41.72	42.78
4/1/2013	6/28/2013	44.26	36.16	38.57
7/1/2013	9/30/2013	43.32	36.98	40.77
10/1/2013	12/31/2013	43.91	40.15	41.77
1/1/2014	3/31/2014	41.25	37.06	40.99
4/1/2014	6/30/2014	43.98	40.55	43.23
7/1/2014	9/30/2014	45.85	41.36	41.56
10/1/2014	12/31/2014	42.46	37.23	39.29
1/1/2015	3/31/2015	41.11	37.72	40.13
4/1/2015	6/30/2015	44.18	39.03	39.62
7/1/2015	9/30/2015	40.02	30.00	32.78
10/1/2015	12/31/2015	36.42	31.51	32.19
1/1/2016	3/31/2016	34.58	27.62	34.25
4/1/2016	6/30/2016	35.34	31.71	34.36
7/1/2016	9/30/2016	38.31	33.33	37.45
10/1/2016	12/30/2016	38.19	33.95	35.01
1/1/2017	3/31/2017	40.23	35.30	39.39
4/1/2017	6/30/2017	42.04	38.72	41.39
7/1/2017	9/29/2017	45.96	40.96	44.81
10/1/2017	12/29/2017	47.93	44.80	47.12
1/1/2018	3/29/2018	52.08	45.04	48.28
4/1/2018	5/24/2018	48.31	45.61	46.24
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.
P-21	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Exchange Traded Funds Royal Bank of Canada
The graph below illustrates the performance of iShares® MSCI Emerging Markets ETF from January 1, 2008 to May 24, 2018, reflecting its Initial Stock Price of $46.24.  The red line represents the Coupon Barrier and Trigger Price of $30.06, which is equal to 65.00% of its Initial Stock Price, rounded to two decimal places.

Historical Information for the Energy Select Sector SPDR® Fund
Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the period from January 1, 2008 through May 24, 2018.
Period-Start Date	Period-End Date	High Intra-Day Share Price of the Reference Stock (in $)	Low Intra-Day Share Price of the Reference Stock (in $)	Period-End Closing Share Price of the Reference Stock (in $)
1/1/2008	3/31/2008	80.74	62.97	73.80
4/1/2008	6/30/2008	91.42	73.35	88.36
7/1/2008	9/30/2008	90.15	59.13	63.77
10/1/2008	12/30/2008	63.43	38.85	47.32
1/1/2009	3/31/2009	53.18	37.40	42.46
4/1/2009	6/30/2009	54.82	41.48	48.07
7/1/2009	9/30/2009	56.28	43.66	53.92
10/1/2009	12/30/2009	60.56	51.34	57.45
1/1/2010	3/31/2010	60.87	52.68	57.52
4/1/2010	6/30/2010	62.29	49.58	49.68
7/1/2010	9/30/2010	56.75	48.56	56.06
10/1/2010	12/30/2010	68.46	55.68	68.12
1/1/2011	3/31/2011	80.96	67.50	79.81
4/1/2011	6/30/2011	80.89	70.45	75.35
7/1/2011	9/30/2011	79.97	57.96	58.59
10/1/2011	12/30/2011	73.19	54.26	69.13
1/1/2012	3/30/2012	76.49	68.75	71.73
4/1/2012	6/29/2012	72.99	61.11	66.37
7/1/2012	9/28/2012	77.35	64.64	73.48
10/1/2012	12/31/2012	75.19	67.78	71.44
1/1/2013	3/28/2013	80.13	72.00	79.32
4/1/2013	6/28/2013	83.95	73.53	78.36
7/1/2013	9/30/2013	85.74	78.35	82.88
10/1/2013	12/31/2013	88.53	81.33	88.51
1/1/2014	3/31/2014	89.59	81.78	89.06
4/1/2014	6/30/2014	101.51	88.24	100.10
7/1/2014	9/30/2014	100.96	90.06	90.62
10/1/2014	12/31/2014	91.05	72.51	79.16
1/1/2015	3/31/2015	82.42	71.70	77.58

P-22	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Exchange Traded Funds Royal Bank of Canada
Period-Start Date	Period-End Date	High Intra-Day Share Price of the Reference Stock (in $)	Low Intra-Day Share Price of the Reference Stock (in $)	Period-End Closing Share Price of the Reference Stock (in $)
4/1/2015	6/30/2015	83.65	74.58	75.16
7/1/2015	9/30/2015	75.32	58.74	61.20
10/1/2015	12/31/2015	71.93	58.22	60.55
1/1/2016	3/31/2016	64.27	49.94	61.92
4/1/2016	6/30/2016	70.26	59.94	68.24
7/1/2016	9/30/2016	71.94	64.58	70.61
10/1/2016	12/30/2016	78.45	67.00	75.32
1/1/2017	3/31/2017	76.81	67.87	69.90
4/1/2017	6/30/2017	71.49	63.64	64.92
7/1/2017	9/29/2017	68.90	61.81	68.48
10/1/2017	12/29/2017	72.71	66.36	72.26
1/1/2018	3/29/2018	78.39	64.46	67.41
4/1/2018	5/24/2018	79.42	64.93	76.57

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.
The graph below illustrates the performance of Energy Select Sector SPDR® Fund from January 1, 2008 to May 24, 2018, reflecting its Initial Stock Price of $76.57. The red line represents the Coupon Barrier and Trigger Price of $49.77, which is equal to 65.00% of its Initial Stock Price, rounded to two decimal places.
P-23	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Exchange Traded Funds Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF
 U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated January 8, 2016 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.” The discussions below and in the accompanying product prospectus supplement do not address the tax consequences applicable to holders subject to Section 451(b) of the Code.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Stocks or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Stocks or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on May 30, 2018, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated January 8, 2016. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 8, 2016. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In the initial offering of the Notes, they were offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
No Prospectus (as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”)) will be prepared in connection with the Notes. Accordingly, the Notes may not be offered to the public in any member state of the European Economic Area (the “EEA”), and any purchaser of the Notes who subsequently sells any of the Notes in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive, as implemented in that member state.
P-24	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Exchange Traded Funds Royal Bank of Canada
The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, the expression “offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
P-25	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Two Equity Exchange Traded Funds Royal Bank of Canada
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stocks.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stocks, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 8, 2016, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC dated January 8, 2016.
In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated January 8, 2016, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated January 8, 2016.
P-26	RBC Capital Markets, LLC